Exhibit 99.1

SONUS — N.E.T. CONFERENCE CALL 19 June 2012

PATTI LEAHY

Welcome everyone and thank you for joining us on short notice.  As announced this morning, we are here today to discuss Sonus Networks’ proposed acquisition of Network Equipment Technologies, also referred to as N.E.T. A presentation with supporting information is available in the Investor Relations section of our website and has also been filed as exhibits to the Form 8-K we filed this morning with the SEC.  As a reminder, this conference call is being recorded for replay purposes.

Before we begin the call, I will read a few preliminary legal notices.  The completion of the proposed acquisition described in this conference call and the press release is subject to the receipt of N.E.T.’s stockholder approval, regulatory approvals, and other customary closing conditions.  In connection with the proposed acquisition, N.E.T. will file a proxy statement with the SEC.  The definitive proxy statement will be sent or given to the stockholders of N.E.T. and will contain important information about the proposed acquisition and related matters.  N.E.T.’s stockholders are urged to read the definitive proxy statement carefully when it becomes available, before making any voting or investment decisions with respect to the proposed acquisition because they will contain important information about the acquisition and the parties to the acquisition.  These documents will also be available at no charge from the SEC’s website at www.sec.gov.

In addition, for purposes of Safe Harbor provisions, please note that during the course of this call, we will be making a number of forward-looking statements.  Such statements include, but are not limited to, the ability of the parties to close the acquisition and the expected closing date of the transaction; the anticipated synergies and cost savings of the proposed combination and the timing thereof; anticipated future financial and operating results; and the anticipated combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services.

Such forward-looking statements are based on the current beliefs and expectations of Sonus and are subject to business, economic and competitive uncertainties and contingencies, many of which are difficult to predict. Actual results may differ materially from those described in this call due to a number of risks and uncertainties detailed in the documents filed or furnished by Sonus and N.E.T. with the SEC, including those discussed in N.E.T.’s most recent Annual Report on Form 10-K, and Sonus’ most recent Annual Report on Form 10-K and Form 10-Q as well as the press release issued today, each of which is on file with the SEC and available at the SEC’s website.

Neither Sonus nor N.E.T. assumes any obligation or intent to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  In addition, during this call we may also be referring to non-GAAP financial measures.

Please note that because we are currently in a quiet period, Sonus will not provide an update nor answer questions regarding the current quarter.  We ask that you please contain your questions to those pertaining to the proposed acquisition.

Speakers on the call today are Ray Dolan, President and CEO of Sonus, and Moe Castonguay, Chief Financial Officer.  Todd Abbott, Senior Vice President of Sales, Marketing and Business Development is also with us to address your questions at the end of our prepared remarks.

It’s now my pleasure to introduce the Chief Executive Officer of Sonus, Ray Dolan.

RAY DOLAN

Thank you, Patti, and good morning everyone.

Today is an exciting day for Sonus as we announce the proposed acquisition of Network Equipment Technologies.  N.E.T. has decades of experience as a leading provider of enterprise-class networking solutions.

Both N.E.T. and Sonus are addressing the same critical industry trends.  These include major technology shifts involving the adoption of cloud services, the growing use of mobile devices in corporate networks, and the growth of Big Data, which raises the complexity of information access.

There are a number of compelling reasons for Sonus and N.E.T. to join together:

•                  First, we acquire a strong product line that expands our product portfolio for the Enterprise and Commercial market. The N.E.T. product line includes their recently announced UX family of products that will open new markets for us in the low-session count enterprise SBC market.

•                  Second, N.E.T. is a key enabler of Microsoft® Lync™ deployments which expedites Sonus’ ability to address the growing market of Microsoft UC deployments.

•                  Third, N.E.T. has a channel ecosystem which will add to the Sonus Partner Assure Program.

•                  Finally, N.E.T. also has a long history of selling to US and foreign governments which presents a new vertical market opportunity for Sonus.

I look forward to welcoming N.E.T.’s strong team of talented employees to Sonus who bring years of experience selling into the Enterprise and Government markets, and we look forward to continuing to meet the needs of N.E.T.’s customers and partners in the future.

Now I will ask Moe to provide a brief summary of the transaction:

MOE CASTONGUAY

Thanks, Ray.

The acquisition will be effected by a cash merger at a price of $1.35 per share, for a total purchase price of approximately $42 million, excluding acquisition-related costs.  The acquisition, which is subject to N.E.T shareholder approval, regulatory approval and customary closing conditions, is expected to close in Q3.

As a result of the acquisition, Sonus expects incremental revenue of approximately $15 to $20 million in the second half of fiscal 2012, with the amount recognized dependent upon the timing of the completion of the acquisition.  Achievement of $15 million in revenue is expected to have a dilutive impact on GAAP EPS of approximately $0.03 per share in the second half of 2012 and a dilutive impact on non-GAAP EPS of approximately $0.01 per share in the same period.  Achievement of $20 million in revenue is expected to have a dilutive impact on GAAP EPS of approximately $0.02 per share in the second half of 2012 and a break-even to slightly accretive impact on non-GAAP EPS in the same period.  Non-GAAP EPS excludes certain expenses, including but not limited to, acquisition-related costs, stock-based compensation and amortization of intangible assets.

As Patti mentioned, Sonus is currently in a quiet period and we will not be providing a financial update to our 2012 outlook, nor will we comment on N.E.T.’s financial outlook at this time.

Now I will turn the call back over to Ray.

Thanks, Moe.

Again, we are very excited about this transaction and believe it is an important step in our transformation.  I’d now like to ask the operator to open the call up for questions.

Q&A Portion

Operator:  The first question is from Natarajan Subrahmanyan “Subu” with the Judah Group:

Q:  Thank you.  Good morning.  My first question is, can you talk about your current enterprise products especially the 5100 and how this may be complimentary or overlapping with your existing enterprise strategy. I know you’ve been building your own channel and investing in that and how this would compliment or overlap with what you’ve been working with recently?

A:  Sure, Subu and thanks for joining us early out West.  I’ll hand this over to Todd to take that question.

A: So you want to think about the UX line as really extending our enterprise line below the 5100.  There is some overlap as there is between the 5100 and 5200 that’s pretty customary, but what it also does, is it gives us a fit for purpose access box for Lync environments so both lower end SPC lower end entry points from an access box as well as a fit for purpose device for Lync UC deployment.  So we look at it as very much complimentary in extending the product line into the enterprise.  From a channel perspective, it also now brings into the ecosystem a value proposition and a set of partners that are more Lync oriented partners to add to the ecosystem that we have been recruiting and developing for Partner Assure so, we view it both from a partner and product line standpoint as really extensions and very complimentary.

Q:  Understood.  In terms of N.E.T. product line currently and where the pieces of the revenue of approximately 10 million quarterly run rate are coming from, how much of that is from SBC vs other products and any kind of key customers or partners for their business that are representing over 10% of revenues?

A:  Subu, this is Ray.  We don’t have that broken out and they don’t break it out.  I will say there is a material part of that revenue base that is SBC and as we get further into the integration planning and move forward for approvals we’ll get further into that detail and provide it if we can.  With regard to major customers, there’s a number of corporate accounts, enterprise accounts that they’ve secured and there are some slides on our site that call those out, but they include P&G, Shell and a number of other customers around the world.

Got it.  Thank you.

Operator:  The next question is from James Kisner at Jefferies & Co.

Q:  Thanks for taking my question.  So first question is for Moe - do you have any feel for cash integration costs at this point in addition to the cash price for the purchase?

A:  We obviously are adding those costs.  We have an estimate.  We will provide more clarity on that at our next call.

Q:  OK, fair enough. So I know you didn’t break out the SBC portion of revenue, but is there any sort of estimate of how much of this revenue is sort of legacy versus declining — obviously the business has been declining recently. I’m just trying to get a feel for just how much legacy revenue vs new revenue is involved if you can’t break out the SEC.

A:  James, thanks, this is Ray.   As you said, we’re not breaking that out, but what the company has done is in the last year has principally pivoted towards an enterprise-focused UX strategy and it is accelerating as part of their legacy business is declining, particularly their government business.  So I’ll let them break that out at this point in time to the extent that they can, but we’re very excited about that growing piece of the business and how it will add to our value in 2013 for all of the strategic reasons that we laid out in our script.

Q:  OK.  Just one sort of final question just sort of related to strategy.  Sort of related to Subu’s question.  Clearly you guys are already building out the SBC space.  How hard would it have been for you to really sort of build this Lync capability?

You’re already so far down the road on this SBC strategy. I guess I’m trying to understand, was the acquisition really necessary to get these capabilities?

A:  So, any time you do an acquisition it’s always a look at between organic vs. acquisition from a time-to-market standpoint and we believe that the business that N.E.T. has been able to establish from an enterprise standpoint - significant new customer growth each of the last several quarters and pretty robust growth from an enterprise business - and we had always planned on going lower end from an SBC product portfolio standpoint, so from a time-to-market standpoint we believe it greatly accelerates with an established channel, an established set of customers that are going to need a higher end SBC capability which they were not able to deliver and we are, and it gets us into some markets that we had not been able to penetrate yet.  I’ll use the US Federal Government as an example.  So, from an overall value proposition of time-to-market product channel and customers, we believe that it does offer tremendous value to us.

Operator:  The next question is from Ryan Hutchinson at Lazard:

Q:  Good morning, this is Trevor Bacon in for Ryan.  Quick question. Is there any current customer overlap and how do you plan to monetize N.E.T.’s customer base?  Are there any integration issues that need to be addressed that we should be aware of?

A:  Hi Trevor.  Thanks for the question.  I would say if we have any customer overlap it’s minimal and I don’t think it will create any integration challenges.

Q:  OK.  Great.  In terms of monetizing N.E.T’s customer base, what’s the strategy there?

A:  We think that there’s going to be an opportunity to take what is a branch small office implementation and be able to expand it up into the enterprise core SIP infrastructure.  There’s clearly an opportunity for us to upsell there.

OK, great.  Thanks guys.

Operator:  The next question is from Jonathan Kees at Capstone:

Q:  I wanted to ask, it’s probably early on, but I assume you are already thinking about trying to integrate this with the software platforms you have with the SBC including the maintenance and operations and any idea in terms of what the timeframe is or are these going to be distinct and separate products from the rest of the system?

A:  The product is a standalone product and we need to get further along before we discuss integrating that into our existing product line.  Remember, we’ve still got to get this closed and get further down the path, but obviously we’ll integrate the two companies into one unified offering, so this takes what is already a strong SBC portfolio, expands it what is already a strong channel to market and expands it both in its depth as well as in its relationship with the Microsoft Lync space and that’s really what this is all about.

Q:  OK.  All right.  Certainly makes sense on paper.  Let me ask you this:  N.E.T. is going through a cost rationalization/restructuring which if I recall will reduce $18 million in costs initiated at the beginning of this year.  Is that still going to take place or are you guys still figuring out the details between that and how you’re going to integrate the company with yours?

A:   My suggestion on the N.E.T. questions is that you ask those directly.  A lot of that has already been implemented.  We’ll speak to the issues post-transaction as we get there but I think there’s an opportunity to drive scale, speed and synergies between the two companies and really continue to drive value going forward.

OK.  Good luck there, guys.

Operator:  The next question is from Alex Henderson with Needham.

Q:  I’m not as familiar with the terms of the N.E.T. transactions that they’re currently doing but do they run a backlog and will there be any in-process sales that will have to be written down to cost as a result of the purchase acquisition?

A:  There will be a little bit of deferred revenue that will have to be adjusted in acquisition accounting but it’s a relatively modest number.

Q:  Is it reasonable to think then that the bulk of the revenue in the first quarter post-acquisition will be an accurate appraisal of the real numbers then?

A:  As we’ve indicated, the transaction will close in the 3rd quarter and that’s why we gave a range of 15 to 20 in terms of the 2nd half, but those numbers we gave of 15 to 20 reflect the acquisition accounting adjustments.

Q:  You had programs around building out your enterprise distribution reach. Does this allow you to lower some of the costs that you would have otherwise incurred on those programs or are you going to leave those investments intact and just double up on the spend through the acquisition?

A:  Alex, this is Ray.  This is about speed and scale and our investments in the channel will continue.

Q:  So, no change in the channel investment cost at all?

A:  Correct.

Q:  What about on the R&D side?  I assume there’s going to be some spend necessary to build out the software integration for this platform.  Is that going to be in addition to what you’re currently spending?  How should we view that in the first year post-acquisition?

A:  It’s early in the process Alex, but I don’t think it will be a material impact on our R&D spend.

Thanks.

Operator:  The next question is from Adam Hurwig at Ulysses:

Q:  Just a quick question.  In the past you mentioned the fact that you try not to be distracted from the work you used to do at Sonus itself.  Can you give us a little bit of color on where your feelings regarding where Sonus is in light of the fact that you’re now willing to extend outward and begin acquisitions?

A:  Thanks, Adam.  Yes, we’ve made a lot if improvements over the 18 months or so that I’ve been part of the Sonus team so I think this is a great opportunity now that we have a strong team, strong execution and a clear strategy.  That is to expand our product portfolio in the SBC space, drive growth, expand our roots to market by opening up the channel, all of those issues are now in place and this acquisition actually adds to the value of all of those strategic initiatives. It strengthens the team, it strengthens our exposure to the SBC category and brings in some SBC related results and it exposes us to a broader set of channel partners.  It strengthens all of the pillars that will drive value going forward in 2013.

Q:  So in other words what we should take away from this is that you are very comfortable right now with where the core company stands.

A:  Yes, very comfortable with where the core company stands and now it’s about acceleration, speed and execution.  This adds to that.

Operator:  There are no further questions at this time.

Patti Leahy:

Thank you, operator.  I’d like to turn the call back to Ray for his concluding remarks:

Ray Dolan

Thank you, Patti. We are very excited about the potential for this acquisition to accelerate our efforts around the key themes that we have stated consistently during our recent earnings calls and investor presentations; namely, driving SBC growth, launching and strengthening our channel program into the enterprise and expanding our customer base.  We look forward to completing the requirements necessary to close this transaction, and moving forward to deliver value to our joint customers, partners and shareholders. Thank you again for attending today on short notice, and for your continued support of Sonus. Have a great day.